Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111
N E W S R E L E A S E April 24, 2007	For additional information: Terry D. Peterson VP, Investor Relations and Chief Accounting Officer Richard S. Greene Chief Financial Officer (651) 787-1068

DELUXE REPORTS FIRST QUARTER 2007 RESULTS

•	Earnings up 43%; EPS of $0.68 exceeds expectations
•	Cash flows strong; debt reduced more than $68 million
•	Raises full-year guidance

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) reported first quarter diluted earnings per share (EPS) of $0.68 on net income of $35.2 million. EPS for the first quarter of 2006 was $0.48 on net income of $24.7 million. The quarter’s results reflect stronger than expected revenue in the personal check businesses, lower costs and favorable shifts in the timing of investments in key initiatives.

“We had a strong first quarter and are pleased with our financial performance and continued progress as we remain on track with our transformation,” said Lee Schram, CEO of Deluxe. “All three of our businesses delivered solid results in the quarter as our momentum exiting 2006 continues. Our revenue for the quarter was strong, especially in the personal check businesses where Financial Services reported only a low single-digit decline and Direct Checks grew for the first time since the third quarter of 2002. On the cost side, we continue to make steady progress with our initiatives and are solidly on track to meet our cost reduction target for the year.”

First Quarter Performance
Revenue for the quarter was $403.8 million compared to $411.4 million during the first quarter of 2006. Revenue in Small Business Services (SBS) decreased $4.3 million due to the sale of the industrial packaging product line. Financial Services (FS) revenue decreased $3.5 million due to lower revenue per order while Direct Checks (DC) revenue increased $0.2 million.

Gross margin improved to 63.0 percent of revenue compared to 62.1 percent in 2006. The benefit of strong check volumes, favorable reductions in manufacturing costs and 2006 facility closing costs were partly offset by lower revenue per order for FS.

Selling, general, and administrative (SG&A) expense decreased $18.8 million in the quarter. The decrease resulted from cost saving initiatives, primarily in sales and marketing and information technology, and from lower amortization. As a percent of revenue, SG&A decreased to 46.9 percent from 50.6 percent in 2006.

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Operating income was $69.0 million, compared to $52.3 million in the first quarter of 2006. Operating margin was 17.1 percent of revenue compared to 12.7 percent in the prior year driven by improved gross margin and lower SG&A expenses.

Net income increased $10.5 million and diluted EPS increased $0.20 due to higher operating income and lower interest expense related to our lower debt level.

First Quarter Performance by Business Segment
Small Business Services’ revenue decreased to $231.8 million from $236.1 million in 2006 due to the sale of the industrial packaging product line. Operating income increased to $33.2 million from $11.8 million in 2006. Cost reductions, lower manufacturing costs, and a $3.8 million pre-tax gain from the sale of our industrial packaging product line contributed to the improved performance. The product line sale transaction had no impact on EPS because of an unfavorable effective tax rate specifically attributable to the gain.

Financial Services’ revenue was $113.5 million compared to $117.0 million in 2006, because of lower revenue per order. Partially offsetting the decrease, order volume was up 6.2 percent versus the same period last year driven by net client gains in the second half of 2006 and bank conversion volume from a large financial institution that had originally been expected later this year. The higher bank conversion volume accounted for nearly half of the reported growth in order volume. Operating income decreased to $15.7 million from $20.6 million in 2006 due to lower revenue per order and a $4.9 million pre-tax gain last year on the sale of a closed facility. These impacts were partly offset by benefits from cost reduction initiatives and higher order volume.

Direct Checks’ revenue was up slightly to $58.5 million compared to $58.3 million in 2006. Operating income was $20.1 million compared to $19.9 million in 2006. Revenue for the quarter benefited nearly $3 million due to weather-related production and shipping delays at the end of December. In addition, the sale of additional accessories, premium features and services also helped offset the decline in check usage and the impact of reduced advertising spending in previous quarters.

First Quarter Operating Cash Flow Performance
Cash provided by operating activities for the quarter totaled $69.0 million, a decrease of $3.7 million compared to last year. Higher earnings and progress with working capital initiatives were more than offset by higher medical and severance benefits, higher income tax payments and higher performance-based employee compensation payments related to our 2006 operating performance. The strong cash flow performance drove debt reduction of $68.5 million in the quarter.

Business Outlook
The Company stated that for the second quarter of 2007, revenue is expected to be between $382 million and $390 million, and diluted EPS is expected to be between $0.52 and $0.56. For the full year, revenue is expected to be between $1.57 billion and $1.60 billion, and diluted EPS is expected to be between $2.45 and $2.65. The Company also stated that it expects operating cash flows to be between $225 million and $245 million in 2007. The revised guidance reflects stronger performance in the Company’s check businesses.

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“We ran on all cylinders in the first quarter having performed well compared with our key objectives for 2007,” Schram stated. “We are pleased with the start to the year and continue to be energized and passionate about attacking the challenges ahead of us. We still have a lot of work to do, but our objective is to continue to execute and improve our performance each day and deliver against our improved commitments.”

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. EDT (10:00 a.m. CDT) to review the financial results. All interested persons may listen to the call by dialing 888-873-4896 (access code 25234996). The presentation also will be available via a simultaneous webcast in the investor relations section at www.deluxe.com. An audio replay of the call will be available through midnight on May 1st by calling 888-286-8010 (access code 70394039). The presentation will be archived on Deluxe’s Web site.

About Deluxe
Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and retail packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions, thereby reducing the number of potential customers and referral sources and increasing downward pressure on our revenues and gross margins; risks that our Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time increase its operating margins, are delayed or unsuccessful; risks that our Financial Services segment will not be successful in simplifying its core business model and reducing its cost structure; risks that cost reductions in the Company’s information technology and shared services areas will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the board of directors on a current basis, and therefore may be subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2006.

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Financial Highlights

DELUXE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended March 31,
	2007		2006
Revenue	$403.8		$411.4
Cost of goods sold	149.3	37.0%	155.9	37.9%

Gross profit	254.5	63.0%	255.5	62.1%

Selling, general and administrative expense	189.3	46.9%	208.1	50.6%
Gain on asset sales(1)	(3.8)	(0.9%)	(4.9)	(1.2%)

Operating income	69.0	17.1%	52.3	12.7%

Interest expense	(12.8)	(3.2%)	(13.8)	(3.4%)
Other income (expense)	1.0	0.2%	(0.1)	—

Income before income taxes	57.2	14.2%	38.4	9.3%

Income tax provision	22.0	5.4%	13.8	3.4%

Income from continuing operations	35.2	8.7%	24.6	6.0%

Discontinued operations	—	—	0.1	—

Net income	$35.2	8.7%	$24.7	6.0%

Weighted average dilutive shares outstanding	51.6		51.0

Diluted per share information:
Income from continuing operations	$0.68		$0.47
Net income	$0.68		$0.48

Continuing operations:
Capital expenditures	$4.4		$13.1
Depreciation and amortization expense	$17.3		$23.5
Number of employees-end of period	8,155		8,703

Non-GAAP financial measure – EBITDA(2)	$87.3		$75.7

(1)	In 2007, we sold our Small Business Services industrial packaging product line. In 2006, we sold a Financial Services facility which was closed in 2004.
(2)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA because we believe it is useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes and the accounting effects of capital investments (i.e., depreciation and amortization), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles, as well as interest expense, were significantly impacted by the acquisition of New England Business Service, Inc. (NEBS) in June 2004. Additionally, interest expense in previous years was significantly impacted by borrowings used for our share repurchase programs. We believe that a measure of operating performance which excludes these impacts is helpful in analyzing our results. We also believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a measure of cash flow, as it does not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA to be a substitute for operating income or net income. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to GAAP performance measures. EBITDA is derived from net income as follows:

	Quarter Ended March 31,
	2007	2006
EBITDA	$87.3	$75.7
Discontinued operations	—	0.1
Income tax provision	(22.0)	(13.8)
Interest expense	(12.8)	(13.8)
Depreciation and amortization	(17.3)	(23.5)

Net income	$35.2	$24.7

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DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31, 2007	December 31, 2006	March 31, 2006
Cash and cash equivalents	$11.5	$11.6	$7.0
Other current assets	171.1	190.5	185.3
Property, plant & equipment-net	140.9	142.3	154.7
Intangibles-net	166.1	178.5	247.3
Goodwill	585.7	590.5	581.1
Other non-current assets	147.9	153.7	218.3

Total assets	$1,223.2	$1,267.1	$1,393.7

Short-term debt & current portion of long-term debt	$371.1	$439.2	$214.9
Other current liabilities	213.7	225.3	241.7
Long-term debt	576.2	576.6	902.5
Deferred income taxes	14.0	16.3	64.7
Other non-current liabilities	88.4	75.4	41.3
Shareholders’ deficit	(40.2)	(65.7)	(71.4)

Total liabilities & shareholders’ deficit	$1,223.2	$1,267.1	$1,393.7

Shares outstanding	51.9	51.5	51.3

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DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2007	2006
Cash provided (used by):
Operating activities:
Net income	$35.2	$24.7
Depreciation and amortization of intangibles	17.3	23.5
Contract acquisition payments	(4.2)	(5.8)
Other	20.7	30.3

Total operating activities	69.0	72.7

Investing activities:
Purchases of capital assets	(4.4)	(13.1)
Payments for acquisitions	(2.3)	—
Proceeds from asset sales(1)	19.2	6.0
Other	2.5	(0.3)

Total investing activities	15.0	(7.4)

Financing activities:
Dividends	(13.0)	(20.6)
Shares issued under employee plans	3.0	6.4
Net change in debt	(68.5)	(49.2)
Other	(5.7)	(1.8)

Total financing activities	(84.2)	(65.2)
Effect of exchange rate change on cash	0.1	—

Net change in cash	(0.1)	0.1
Cash and cash equivalents: Beginning of period	11.6	6.9

End of period	$11.5	$7.0

(1)	In 2007, we sold our Small Business Services industrial packaging product line. In 2006, we sold a Financial Services facility which was closed in 2004.

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DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2007	2006
Revenue:
Small Business Services	$231.8	$236.1
Financial Services	113.5	117.0
Direct Checks	58.5	58.3

Total	$403.8	$411.4

Operating income:
Small Business Services	$33.2	$11.8
Financial Services	15.7	20.6
Direct Checks	20.1	19.9

Total	$69.0	$52.3

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

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